Exhibit 99.2

FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces 2013 Fourth Quarter and Year-End Results

HOUSTON, March 17, 2014 — Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2013 fourth quarter and year-end earnings.

Harvest posted a fourth quarter net loss of $122.7 million, or $3.02 per diluted share, compared with a net loss of $23.1 million, or $0.59 per diluted share, for the 2012 fourth quarter. For the year ended December 31, 2013, Harvest’s net loss was $89.1 million, or $2.25 per diluted share, compared with a net loss of $12.2 million, or $0.33 per diluted share, for 2012.

The fourth quarter results include exploration charges of $9.9 million, or $0.24 pre-tax per diluted share, loss on the sale of Harvest-Vinccler Dutch Holding B.V. (Harvest-Vinccler) of $23.0 million, or $0.57 pre-tax per diluted share which relates to the Pluspetrol transaction, and income tax expense of $75.2 million, or $1.85 per diluted share, primarily related to the recording of any future tax liability related to Venezuela and undistributed earnings from other operations for prior period income invested in international operations. Adjusted for these non-recurring items, Harvest’s fourth quarter net loss would have been $14.6 million, or $0.36 per diluted share.

The 2013 results include exploration charges of $15.2 million, or $0.38 pre-tax per diluted share, loss on the sale of Harvest-Vinccler of $23.0 million, or $0.58 pre-tax per diluted share, which relates to the Pluspetrol transaction, and income tax expense of $73.1 million, or $1.85 per diluted share, primarily related to the recording of any future tax liability related to Venezuela and undistributed earnings from other operations for income invested in international operations. Adjusted for these non-recurring items, Harvest would have had net income of $22.2 million, or $0.56 per diluted share in 2013.

General and administrative cost for the year increased $3.4 million to $29.4 million from $26.0 million for 2012. The main contributors were, an increase of $2.7 million related to closing the London office, an increase of $3.2 million in legal and other professional fees, the write off of a VAT receivable related to our Budong project of $2.8 million and a decrease of approximately $5.3 million related to equity based compensation as a result of the decrease in stock price versus 2012 and lower employee bonuses.

Petrodelta, S.A. (Petrodelta), Harvest’s Venezuelan affiliate, reported fourth quarter operating income, before taxes and non-operating items, of $71.7 million ($22.1 million net to Harvest’s equity interest under International Financial Reporting Standards [IFRS]). (Note references to Harvest’s net equity interest is based on a 32 percent net interest through December 15, 2013 and a 20.4 percent net equity interest thereafter due to the tranche 1 sale to Pluspetrol.) Petrodelta reported a fourth quarter net loss of $93.3 million ($22.8 million net to Harvest’s equity interest

1177 Enclave Parkway, Suite 300 — Houston, Texas 77077 — ph: 281.899.5700 fax: 281.899.5702

under IFRS). The major contributors to the fourth quarter loss were a $23.4 million loss on exchange rate and an increase in current tax expense of $82.0 million due to improved estimates of current year taxes which were reflected in the fourth quarter. After adjustments to Petrodelta’s IFRS earnings, primarily to conform to accounting principles generally accepted in the United States of America (US GAAP), Harvest’s share of Petrodelta’s net loss is $5.6 million.

Petrodelta reported operating income, before taxes and non-operating items for the year of $415.5 million ($132.1 million net to Harvest’s equity interest under IFRS). Petrodelta reported net income for the year of $255.8 million ($88.9 million net to Harvest’s equity interest, under IFRS). After adjustments to Petrodelta’s IFRS earnings, primarily to conform to US GAAP, Harvest’s equity interest in Petrodelta’s earnings were $60.6 million, a twelve percent increase over 2012.

VENEZUELA

During the three months ended December 31, 2013, Petrodelta sold approximately 3.86 million barrels of oil (MMBO) for a daily average of 41,966 barrels of oil per day (BOPD), an increase of 15 percent over the same period in 2012 and one percent higher than the previous quarter. Petrodelta sold 0.62 billion cubic feet (BCF) of natural gas for a daily average of 6.7 million cubic feet per day (MMCFD), decreasing two percent over the same period in 2012, and increasing 4 percent over the previous quarter. Petrodelta’s current production rate is approximately 43,800 BOPD.

During the fourth quarter of 2013, Petrodelta drilled and completed two development wells in the El Salto field. Currently, Petrodelta is operating six drilling rigs and one workover rig and is continuing with infrastructure enhancement projects in the El Salto and Temblador fields.

The average sales price for crude oil produced during the quarter was approximately $87.02 per barrel, compared to $87.95 per barrel during the fourth quarter of 2012.

During the twelve months ended December 31, 2013, Petrodelta drilled and completed 13 successful development wells compared to 12 development wells in 2012. Petrodelta produced approximately 14.54 MMBO in 2013 compared to 13.17 MMBO during 2012, an increase of 10 percent year over year. In addition, Petrodelta sold 2.59 BCF of natural gas versus 2.17 BCF of natural gas, an increase of 19 percent over the same period in 2012. Petrodelta produced an average of 39,830 BOPD during the twelve months ended December 31, 2013. Capital expenditures for development drilling and infrastructure were $269.2 million in 2013, compared to $184.2 million in 2012.

On December 16, 2013, Harvest announced that it and its wholly-owned subsidiary, HNR Energia B.V. (HNR Energia), had entered into a Share Purchase Agreement with Petroandina Resources Corporation N.V. (Buyer) and Pluspetrol Resources Corporation B.V. (Pluspetrol) to sell, in two separate transactions, all of the Company’s interests in Venezuela, for an aggregate of $400.0 million in cash. The Buyer will purchase Harvest’s 32 percent interest in Petrodelta by purchasing HNR Energia’s 80 percent interest in Harvest-Vinccler in two transactions of 29 percent and 51 percent, respectively. Prior to the transaction, Harvest-Vinccler had owned, indirectly through wholly-owned subsidiaries, a 40 percent interest in Petrodelta.

HNR Energia and Buyer closed the first transaction on December 16, 2013, for a cash purchase price of $125 million. The closing of the second transaction for a cash purchase price of $275 million is subject to, among other things, approval by the holders of a majority of the Company’s common stock and the Government of the Bolivarian Republic of Venezuela.

Net proceeds after taxes and transaction-related costs from the two transactions are estimated to be approximately $119.7 million and $219.9 million, respectively. Proceeds from the first transaction were used to pay Harvest’s long-term debt in January 2014 with the remaining proceeds used for working capital.

The reserve report for the period ending December 31, 2013, has been completed. The reserves to Harvest are based on a 51 percent interest as a result of selling a 29 percent interest to Pluspetrol. All the comparisons between 2012 and 2013 have been made after accounting for the reduction in our net interest in Petrodelta from 32.0 percent to 20.4 percent. Total proved plus probable reserves on December 31, 2013, net to Harvest’s 20.4 percent share of Petrodelta, were 62.2 million barrels of oil equivalent (MMBOE), a decrease of 3 percent from 2012. Harvest’s net interest of Petrodelta’s total proved reserves at year end 2013 was 20.7 MMBOE, which was a decline of 18 percent from 2012, reflecting 3.29 MMBOE of production in 2013 and the reclassification of 3.2 MMBOE (13 percent) from proved to probable in compliance with the SEC’s “5 year rule from the date of original booking”. Without the reclassification of the 3.2 MMBOE to probable, the proved reserves in Venezuela would have decreased 2 percent to 23.9 MMBOE. All of the reclassified reserves are scheduled to be drilled by 2019. Net probable reserves in Venezuela of 41.5 MMBOE are 5 percent higher than 2012. A summary of the report is provided in Harvest’s 2013 Annual Report on Form 10-K.

EXPLORATION AND OTHER ACTIVITIES

Dussafu Project – Gabon (Dussafu PSC)

Geoscience, reservoir engineering and economic studies have progressed and a field development plan is being prepared for a cluster field development of both the Ruche and Tortue discoveries along with existing pre-salt discoveries at Walt Whitman and Moubenga.

Following the success in both the pre-salt Gamba and Dentale reservoirs in the two Harvest exploration wells a new 1,130 square kilometer 3D seismic survey commenced in October and completed in mid-November 2013. This is the first 3D coverage over the outboard area of the Dussafu license, where significant pre-salt prospectivity has been already recognized on 2D seismic data. Pre-Stack Depth processing commenced in December 2013 with the first high quality seismic products expected to be available during the second quarter of 2014. The pre-salt reservoirs are currently the focus of deep water exploration activity offshore Gabon. The new 3D seismic data extends over the two Harvest discoveries and should aid the placement of future development wells in the Ruche and Tortue development program. We continue to evaluate our prospects, but we have not drilled any additional wells.

Harvest also announced on November 19, 2013 that negotiations toward definitive agreements with Vitol S.A. for the sale of the Company’s 66.667 percent interest in the Dussafu Marine Permit PSC, offshore Gabon, as announced September 30, 2013, have terminated as the parties failed to reach definitive agreements.

Harvest operates the Dussafu PSC, holding a 66.667 percent interest.

Indonesia

We have satisfied all work commitments for the current exploration phase of the Budong PSC. However, the extension of the initial exploration term includes an exploration well, which if not drilled by January 2016, would result in the termination of the Budong PSC. We are actively discussing the sale of our interests in Budong, and based on indications of interest received in December 2013, we determined that is it was appropriate to recognize an impairment expense of $0.6 million and $2.8 million of other charges included in general and administrative expenses for 2013.

In December 2012, we signed a farmout agreement with the operator of the Budong PSC to acquire an additional 7.1 percent participating interest and to become operator of the Budong PSC. We assumed the role of operator effective March 25, 2013. Closing of this acquisition on April 22, 2013 increased our participating ownership interest in the Budong PSC to 71.5 percent with our cost-sharing interest becoming 72 percent until first commercial production. The consideration for this transaction is that we will fund 100 percent of the costs of the first exploration well of the four-year extension to the Budong PSC. If we do not drill an exploration well before October 2014, our partner has the right to give us notice that the consideration for the additional 7.1 percent participating interest must be paid in cash for $3.2 million.

WAB 21, South China Sea

Due to the border dispute between China and Vietnam, we have been unable to pursue an exploration program during phase one of the contract. The Joint Management Committee has approved an extension of the license until May 31, 2015. While no assurance can be given, we believe we will continue to receive contract extensions so long as the border disputes persist. Harvest maintains its interest in the block and continues as the operator.

Colombia-Discontinued Operations

In February 2013, we signed farmout agreements on Block VSM14 and Block VSM15 in Colombia. Under the terms of the farm-out agreements, we had a 75 percent beneficial working interest and our partners had a 25 percent carried interest for the minimum exploratory work commitments on each block. We requested the legal assignment of the interest by the Agencia Nacional de Hidrocarburos (ANH), Colombia’s oil and gas regulatory authority, and approval of us as operator.

We have received notices of default from our partners for failing to comply with certain terms of the farmout agreements for Block VSM14 and Block VSM15, followed by notices of termination on November 27, 2013. Our partners have filed for arbitration of claims related to these agreements. After evaluating these circumstances, we determined that it was appropriate to fully impair the costs associated with these interests, and we recorded an impairment charge of $3.2 million during the year ended December 31, 2013. As we no longer have any interests in Colombia, we have reflected the results in discontinued operations.

Block 64 EPSA, Oman-Discontinued Operations

On March 12, 2013, we elected to not request an extension of the first phase or enter the second phase of Block 64 EPSA, and Block 64 was relinquished effective May 23, 2013. The carrying value of Block 64 EPSA of $6.4 million was considered to be impaired and a related impairment expense was recorded at December 31, 2012. During the first half of 2013, we terminated operations and closed the field office. Our activities in Oman have been reflected as discontinued operations in our financial statements.

Corporate

Debt

On January 11, 2014, we redeemed the 11.0 percent senior unsecured notes for $80.0 million. This amount included principal and accrued and unpaid interest.

Reserves Disclosure

The proved, probable and possible reserves included herein were prepared by Ryder Scott and conform to the definitions as set forth in the SEC’s Regulations Part 210.4-10(a). The hydrocarbon prices used are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the reserve report, determined as the unweighted arithmetic averages of the prices in effect on the first day of the month for each month within such period, unless prices were defined by contractual arrangements. Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating to the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

Proved oil and gas reserves are those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” Probable reserves are “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” Possible reserves are “those additional reserves which are less certain to be recovered than probable reserves” and thus the probability of achieving or exceeding the proved plus probable plus possible reserves is low.

The reserves included herein were estimated using deterministic methods and presented as incremental quantities. Under the deterministic incremental approach, discrete quantities of reserves are estimated and assigned separately as proved, probable or possible based on their individual level of uncertainty. Because of the differences in uncertainty, caution should be exercised when aggregating quantities of oil and gas from different reserves categories. Furthermore, the reserves and income quantities attributable to the different reserve categories that are included herein have not been adjusted to reflect these varying degrees of risk associated with them and thus are not comparable.

Reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved, probable and possible reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved, probable and possible reserves included herein are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

Solicitation Before Furnishing A Proxy Statement

This press release shall not be deemed to be a solicitation of any proxies. Approval of the second closing will be submitted to the Company’s stockholders for their consideration, and the Company will file a definitive proxy statement to be used to solicit stockholder approval of the second closing with the Securities and Exchange Commission (SEC). The Company’s stockholders are urged to read the proxy statement regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the proxy statement, as well as other filings with the SEC containing information about the Company and the transaction may be obtained, when available, at the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained, when available, without charge, by directing a request to Harvest Natural Resources, Inc., Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077 or at the Company’s Investor Relations page on its corporate website at www.harvestnr.com. The Company, its directors and executive officers and Morrow & Co., LLC may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the approval of the second closing.

Conference Call

Harvest will hold a conference call at 10:00 a.m. Central Daylight Time on Monday, March 17, 2014, during which management will discuss Harvest’s 2013 fourth quarter and year end results. The conference leader will be James A. Edmiston, President and Chief Executive Officer. To access the conference call, dial 719-325-2376 or 888-505-4375, five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 6761569. A recording of the conference call will also be available for replay at 719-457-0820, passcode 6761569, through March 19, 2014.

The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, enter the website fifteen minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call and will remain on the website for approximately 90 days.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, and China and a business development office in Singapore. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2013 Annual Report on Form 10-K and other public filings.

Harvest may use certain terms such as resource base, contingent resources, prospective resources, probable reserves, possible reserves, non-proved reserves or other descriptions of volumes of reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly, are subject to substantially greater risk of being actually realized by the Company.

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$120,897	$72,627
Restricted cash	148	1,000
Accounts receivable, net	1,962	2,955
Advances to and receivables from equity affiliate	—	656
Deferred income taxes	81	821
Prepaid expenses and other	2,030	1,460

TOTAL CURRENT ASSETS	125,118	79,519

LONG-TERM RECEIVABLE– EQUITY AFFILIATE	15,097	14,346
INVESTMENT IN EQUITY AFFILIATE	485,401	412,823
PROPERTY AND EQUIPMENT, NET	108,391	82,536
OTHER ASSETS	873	7,613

TOTAL ASSETS	$734,880	$596,837

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable, trade and other	$4,398	$3,970
Accrued expenses	22,659	30,748
Accrued interest	380	624
Income taxes payable	2,178	102
Current deferred tax liability	43,162	—
Current portion - long term debt	77,480	—
Note payable to noncontrolling interest owner	6,109	—
Other current liabilities	419	3,538

TOTAL CURRENT LIABILITIES	156,785	38,982

LONG-TERM DEBT	—	74,839
WARRANT DERIVATIVE LIABILITY	1,953	5,470
LONG-TERM DEFERRED TAX LIABILITY	29,787	—
OTHER LONG-TERM LIABILITIES	558	1,108
COMMITMENTS AND CONTINGENCIES

EQUITY
STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	276,570	264,104
Retained earnings	92,282	181,378
Treasury stock	(66,222)	(66,145)

TOTAL HARVEST STOCKHOLDERS’ EQUITY	302,630	379,337
NONCONTROLLING INTERESTS	243,167	97,101

TOTAL EQUITY	545,797	476,438

TOTAL LIABILITIES AND EQUITY	$734,880	$596,837

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)
EXPENSES:
Depreciation and amortization	$84	$99	$341	$391
Exploration expense	9,885	3,593	15,155	8,838
Impairment expense	575	2,900	575	2,900
Dry hole costs	—	—	—	685
General and administrative	10,552	9,575	29,365	26,012

	21,096	16,167	45,436	38,826

LOSS FROM OPERATIONS	(21,096)	(16,167)	(45,436)	(38,826)

OTHER NON-OPERATING INCOME (EXPENSE):
Investment earnings and other	—	117	280	348
Loss on sale of interest in Harvest Holding	(22,994)	—	(22,994)	—
Unrealized gain (loss) on derivatives	6,291	360	3,517	(600)
Interest expense	(1,078)	(1,445)	(4,495)	(1,590)
Debt conversion expense	—	(297)	—	(3,645)
Loss on extinguishment of debt	—	(5,425)	—	(5,425)
Foreign currency transaction losses	(598)	(38)	(820)	(113)
Other non-operating expenses	(1,198)	(104)	(1,849)	(2,905)

	(19,577)	(6,832)	(26,361)	(13,930)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(40,673)	(22,999)	(71,797)	(52,756)
INCOME TAX EXPENSE (BENEFIT)	75,228	(90)	73,087	(609)

LOSS FROM CONTINUING OPERATIONS BEFORE EARNINGS (LOSS) FROM EQUITY AFFILIATE	(115,901)	(22,909)	(144,884)	(52,147)
EARNINGS (LOSS) FROM EQUITY AFFILIATE	(10,242)	7,745	72,578	67,769

INCOME (LOSS) FROM CONTINUING OPERATIONS	(126,143)	(15,164)	(72,306)	15,622
DISCONTINUED OPERATIONS	(1,073)	(6,472)	(5,150)	(14,410)

NET INCOME (LOSS)	(127,216)	(21,636)	(77,456)	1,212
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(4,536)	1,511	11,640	13,423

NET LOSS ATTRIBUTABLE TO HARVEST	$(122,680)	$(23,147)	$(89,096)	$(12,211)

BASIC EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations	$(2.99)	$(0.43)	$(2.12)	$0.06
Discontinued operations	(0.03)	(0.16)	(0.13)	(0.39)

Basic loss per share	$(3.02)	$(0.59)	$(2.25)	$(0.33)

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations	$(2.99)	$(0.43)	$(2.12)	$0.06
Discontinued operations	(0.03)	(0.16)	(0.13)	(0.39)

Diluted loss per share	$(3.02)	$(0.59)	$(2.25)	$(0.33)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	40,713	39,342	39,579	37,424
Diluted	40,713	39,342	39,579	37,591

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve Months Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(77,456)	$1,212
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	354	423
Impairment expense	3,770	9,312
Dry hole costs	—	5,617
Amortization of debt financing costs	1,489	690
Amortization of discount on debt	2,641	543
Foreign currency transaction loss	436	—
Loss on sale of interest in Harvest Holding	22,994	—
Debt conversion expense	—	2,915
Allowance for account and note receivable	—	5,180
Write-off of accounts payable, carry obligation	—	(3,596)
Loss on early extinguishment of debt	—	5,425
Earnings from equity affiliate	(72,578)	(67,769)
Share-based compensation-related charges	3,046	3,500
Unrealized (gain) loss on derivatives	(3,517)	600
Changes in operating assets and liabilities:
Accounts and notes receivable	993	9,542
Prepaid expenses and other	710	(718)
Other assets	3,971	(87)
Accounts payable	428	(3,411)
Accrued expenses	3,790	4,757
Accrued interest	(244)	(238)
Income taxes payable	2,076	(587)
Deferred tax asset and liabilities	73,689	(821)
Other current liabilities	(3,119)	906
Other long term liabilities	(550)	200

NET CASH USED IN OPERATING ACTIVITIES	(37,077)	(26,405)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment	(43,906)	(23,575)
Proceeds from sale of interest in affiliate, net	124,045	—
Advances to equity affiliate	(531)	(414)
Decrease in restricted cash	852	200

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	80,460	(23,789)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuances of common stock	9,420	719
Proceeds from issuance of long-term debt	—	66,480
Treasury stock purchases	(77)	—
Payment on note payable to noncontrolling interest owner	(4,260)	—
Financing costs	(196)	(3,324)

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,887	63,875

NET INCREASE IN CASH AND CASH EQUIVALENTS	48,270	13,681
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	72,627	58,946

CASH AND CASH EQUIVALENTS AT END OF YEAR	$120,897	$72,627

PETRODELTA, S. A.

STATEMENTS OF OPERATIONS

(in thousands except per BOE and price amounts)

		Three Months Ended December 31,
		2013		2012
			$/BOE - net		$/BOE - net
Barrels of oil sold		3,861		3,362
MCF of gas sold		620		635
Total BOE		3,964		3,468
Total BOE - Net of 33% Royalty		2,643		2,312
Average price/barrel		$87.02		$87.95
Average price/mcf		$1.54		$1.54

REVENUES:
Oil sales		$335,989		$295,685
Gas sales		954		981
Royalty		(111,942)		(101,262)

		225,001	$85.13	195,404	$84.52

EXPENSES:
Operating expenses		63,351	23.97	45,133	19.52
Workovers		10,239	3.87	5,390	2.33
Depletion, depreciation and amortization		22,773	8.62	24,126	10.44
General and administrative		8,169	3.09	16,408	7.10
Windfall profits tax		48,728	18.44	59,948	25.93
Windfall profits tax credit		—	—	—	—

		153,260	57.99	151,005	65.32

INCOME FROM OPERATIONS		71,741	27.14	44,399	19.20

Investment earnings and other		5	—	9	—
Loss on exchange rate		(23,438)	(8.87)	—	—
Interest income (expense)		(12,565)	(4.75)	561	0.25

Income before income tax		35,743	13.52	44,969	19.45

Current income tax expense	(1)	81,957	31.01	21,064	9.11
Deferred income tax expense	(2)	47,104	17.82	108,151	46.78

NET LOSS UNDER IFRS		(93,318)	$(35.31)	(84,246)	$(36.44)
Adjustments to increase (decrease) net income under IFRS:
Deferred income tax benefit		74,240		104,766
Sports law over accrual		1,309		1,603
Depletion expense		(5,100)		(1,388)

Net income (loss) under U.S. GAAP		(22,869)		20,735
Equity interest in equity affiliate		40%		40%

Income (loss) before amortization of excess basis in equity affiliate		(9,147)		8,294
Amortization of excess basis in equity affiliate		(1,095)		(549)

Earnings (losses) from equity affiliate included in income (loss)		$(10,242)		$7,745

(1)	Current income tax expense for the quarter increased significantly as it reflects improved information available at yearend versus interim periods.
(2)	Deferred income tax expense for the quarter increased as a result of including an adjustment to revalue future tax benefits which will be adversely impacted by a devaluations of the Bolivar.

PETRODELTA, S. A.

STATEMENTS OF OPERATIONS

(in thousands except per BOE and price amounts)

	Twelve Months Ended December 31,
	2013		2012
		$/BOE - net		$/BOE - net
Barrels of oil sold	14,538		13,172
MCF of gas sold	2,593		2,171
Total BOE	14,970		13,534
Total BOE - Net of 33% Royalty	9,981		9,023

Average price/barrel	$91.22		$95.91
Average price/mcf	$1.54		$1.54

REVENUES:
Oil sales	$1,326,093		$1,263,264
Gas sales	4,000		3,350
Royalty	(440,963)		(423,069)

	889,130	$89.08	843,545	$93.49

EXPENSES:
Operating expenses	151,661	15.19	121,023	13.41
Workovers	29,168	2.92	17,302	1.92
Depletion, depreciation and amortization	87,203	8.74	86,004	9.53
General and administrative	26,345	2.64	31,753	3.52
Windfall profits tax	234,453	23.49	291,355	32.29
Windfall profits tax credit	(55,168)	(5.53)	—	—

	473,662	47.45	547,437	60.67

INCOME FROM OPERATIONS	415,468	41.63	296,108	32.82

Investment earnings and other	15	—	13	—
Gain on exchange rate	169,582	16.99	—	—
Interest expense	(21,728)	(2.18)	(7,017)	(0.78)

Income before income tax	563,337	56.44	289,104	32.04

Current income tax expense	325,217	32.58	127,080	14.08
Deferred income tax expense (benefit)	(17,662)	(1.77)	76,030	8.43

NET INCOME UNDER IFRS	255,782	25.63	85,994	9.53
Adjustments to increase (decrease) net income under IFRS:
Deferred income tax benefit	9,080		78,968
Reversal of windfall profits tax credit	(55,168)		—
Sports law over accrual	1,313		2,536
Depletion expense	(20,352)		7,282

Net income under U.S. GAAP	190,655		174,780
Equity interest in equity affiliate	40%		40%

Income before amortization of excess basis in equity affiliate	76,262		69,912
Amortization of excess basis in equity affiliate	(3,684)		(2,143)

Earnings from equity affiliate included in income (loss)	$72,578		$67,769